Exhibit (a)(5)(4)

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This joint announcement is for informational purposes only and does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the mandatory general offers or otherwise. This announcement also does not constitute a Solicitation/Recommendation Statement under the rules and regulations of the SEC. In the event that such an offer is “commenced” within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Offeror will file a Tender Offer Statement on Schedule TO and transaction statement on Schedule 13E-3 (the “joint Schedule TO/13E-3”) with the SEC. In addition, following any commencement of an offer, AsiaSat is expected to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”). In the event an offer is commenced, persons that hold AsiaSat Shares in the United States or American Depositary Receipts wherever located are urged to read carefully, when they may become available, any joint Schedule TO/13E-3 filed by any the Offeror and any Schedule 14D-9 filed by AsiaSat, including any other documents filed therewith and any amendments or supplements thereto because these documents will contain important information relating to the offer. Once filed, you will be able to obtain a free copy of the documents noted above and other documents filed by the Offeror or AsiaSat with the SEC at the SEC’s web site at www.sec.gov, as well as on AsiaSat’s website at www.asiasat.com.

Statements in this joint announcement are forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. The Reform Act provides a “safe harbour” for certain forward-looking statements so long as this information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words “estimate”, “plan”, “project”, “anticipate”, “expect”, “intend”, “outlook”, and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are more specifically set forth in AsiaSat’s Annual Report on Form 20-F for the year ended 31 December 2005 on file with the SEC. These risks and uncertainties include but are not limited to (1) risks associated with technology, including delayed launches, launch failures and in-orbit failures, (2) regulatory risks, and (3) litigation and market risks. The foregoing list of important factors is not exclusive. Furthermore, AsiaSat operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond AsiaSat’s control.

To the extent permissible under applicable law or regulation, and in accordance with normal market practice in Hong Kong, the Offeror, its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, AsiaSat Shares or any securities that are immediately convertible into, exchangeable for, or exercisable for, AsiaSat Shares, other than pursuant to an offer, before, during or after the period in which an offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by law or regulation in Hong Kong and other relevant jurisdictions. This information will be disclosed in the United States through amendments to the Schedule 13E-3 on file with the SEC, and available for free at the SEC’s website at www.sec.gov, to the extent that such information is made public in Hong Kong pursuant to the Takeovers Code or the Listing Rules. The Offeror and its respective affiliates and agents will rely on, and comply with the other conditions of, the class exemptive relief from Rule 14e-5 under the Exchange Act granted by the SEC on 2 March 2007.

To the extent the offers referred to in this announcement are being made into the United States, they are being made directly by the Offeror. References in this announcement to offers being made by Morgan Stanley on behalf of the Offeror should be construed accordingly.

ASIACO ACQUISITION LTD.
(Incorporated in the British Virgin Islands with limited liability with registered number 1373477)	ASIA SATELLITE TELECOMMUNICATIONS
HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)
(Stock code: 1135)

JOINT ANNOUNCEMENT

UNCONDITIONAL MANDATORY GENERAL OFFERS FOR

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

BY MORGAN STANLEY ASIA LIMITED ON BEHALF OF

ASIACO ACQUISITION LTD.

DESPATCH OF OFFER DOCUMENTATION

Financial Adviser to AsiaCo Acquisition Ltd.

Independent Financial Adviser to the Independent Board Committee of

Asia Satellite Telecommunications Holdings Limited

CLSA Equity Capital Markets Limited

DESPATCH OF OFFER DOCUMENTS

The composite documents in respect of the Offers (the “Offer Documents”) will be despatched to AsiaSat Shareholders, ADS Holders and Optionholders on 25 May 2007. One offer document is being sent to non-US Shareholders (including Hong Kong AsiaSat Shareholders) and Optionholders in respect of the Share Offer and Option Offer. The second offer document is being sent to US Shareholders and ADS Holders in respect of the US Share Offer.

RECOMMENDATIONS OF THE ASIASAT INDEPENDENT BOARD COMMITTEE

The Offer Documents contain, among other things, a letter from the Independent Financial Adviser, giving its advice and recommendations to the Independent Board Committee on the Mandatory General Offers, and a letter from the Independent Board Committee containing its advice to AsiaSat Shareholders, ADS Holders and Optionholders in relation to the Offers. AsiaSat Shareholders, ADS Holders and Optionholders should consider carefully the recommendations of the Independent Board Committee and the factors, reasons and recommendations in relation to the Mandatory General Offers set out in the letter from CLSA, the Independent Financial Adviser to the Independent Board Committee.

AsiaSat Shareholders, ADS Holders, Optionholders and/or potential investors in AsiaSat are advised to exercise caution when dealing in AsiaSat Shares, ADSs and/or Options.

Reference is made to the joint announcements by the Offeror and AsiaSat dated 24 April 2007 and 15 May 2007 (the “Joint Announcements”). In the Joint Announcements it was announced that, following the invoking of the Authorisation Condition and the Further Authorisation Condition in connection with the Scheme, the documentation in respect of the Mandatory General Offers would be despatched and, as set out in the 15 May 2007 joint announcement, such despatch would be delayed to 25 May 2007.

Terms defined in the Offer Documents to be despatched to AsiaSat Shareholders, ADS Holders and Optionholders on 25 May 2007 containing, among other things, details of the Offers, shall have the same meanings when used in this announcement unless the context otherwise requires.

DESPATCH OF THE OFFER DOCUMENTS

The Offer Documents containing details of the Offers will be despatched to AsiaSat Shareholders, ADS Holders and Optionholders on 25 May 2007. One offer document is being sent to non-US Shareholders (including Hong Kong AsiaSat Shareholders) and Optionholders in respect of the Share Offer and Option Offer. The second offer document is being sent to US Shareholders and ADS Holders in respect of the US Share Offer.

The Offer Documents contain, among other things, further details of the Offers, the expected timetable, information regarding the Offeror and the Group, and the letters from the Board, the Independent Board Committee and the Independent Financial Adviser to the Independent Board Committee.

RECOMMENDATIONS OF THE INDEPENDENT BOARD COMMITTEE

The Independent Board Committee, comprising all three independent non-executive directors of the Company, namely Professor Chen Kwan Yiu Edward, Mr. Sze Tsai To Robert and Mr. James Watkins, has been appointed to advise AsiaSat Shareholders, ADS Holders and Optionholders in respect of the Offers. All the non-executive directors of the Company were nominated by either CITIC Group or GECC, concert parties of the Offeror, and the Independent Board Committee therefore does not include the non-executive directors.

CLSA has been appointed by the Independent Board Committee as the independent financial adviser to advise the Independent Board Committee in connection with the Offers. The Offer Documents contain, among other things, a letter from the Independent Financial Adviser giving its advice and recommendations to the Independent Board Committee on the Offers.

AsiaSat Shareholders, ADS Holders and Optionholders are urged to read and consider carefully the recommendations of the Independent Board Committee and the factors, reasons and recommendations in relation to the Offers set out in the letter from the Independent Financial Adviser.

SPECIAL NOTICE TO US RESIDENTS

The US Offer Document contains disclosures complying with the requirements of Rule 13e-3, Rule 14D and Rule 14E under the Exchange Act, and Schedule TO and Schedule 13E-3 promulgated thereunder. The Company, the Offeror and their affiliates will file a joint Schedule TO and Schedule 13E-3 with the SEC that incorporates the US Offer Document by reference. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. The disclosures mandated by Rule 13e-3,Rule 14D, Rule 14E, Schedule TO, Schedule 13E-3 and Schedule 14D-9 contain important information and AsiaSat Shareholders and ADS Holders are urged to read the US Offer Document, joint Schedule TO/13E-3 and Schedule 14D-9, including any other documents filed therewith and any amendments or supplements thereto, carefully before accepting the Offers. Once filed, you will be able to obtain a free copy of the documents noted above and other documents filed by the Offeror or AsiaSat with the SEC at the SEC’s web site at www.sec.gov, as well as on AsiaSat’s website at www.asiasat.com.

EXPECTED TIMETABLE

The expected timetable for the Offers is as follows:

Despatch date of the Offer Documents	Friday, 25 May 2007

Commencement of the Offers	Friday, 25 May 2007

Latest time and date for acceptance of the Share Offer and Option Offer	4:00 p.m. on Tuesday, 26 June 2007 (Hong Kong time)

Latest time and date for withdrawal of acceptance of the US Share Offer (Note 1 and Note 2)	4:00 a.m. on Tuesday, 26 June 2007 (New York time)

Latest time and date for acceptance of the US Share Offer (Note 1 and Note 2)	4:00 a.m. on Tuesday, 26 June 2007 (New York time)

Closing Date of all the Offers (Note 3 and Note 4)	Tuesday, 26 June 2007

Announcement of the results of the Offers published	Wednesday, 27 June 2007

Latest date for posting of remittances for the amounts due under the Offers in respect of valid acceptances received on or before the latest time of acceptances of the Offers (Note 5)	Friday, 6 July 2007

Notes:

(1)	To withdraw an acceptance in relation to the US Share Offer, you must deliver a written notice of withdrawal with the required information to the Tender Agent. The US Share Offer will be deemed not to have been validly accepted in respect of any AsiaSat Shares or ADSs acceptances for which have been validly withdrawn. However, the US Share Offer may be accepted again in respect of any withdrawn AsiaSat Shares or ADSs by following the procedures described in “Appendix I – Further Terms of the Offers” of the Offer Documents at any time prior to expiry of the US Share Offer. Acceptances in respect of the Share Offer and the Option Offer are irrevocable and may not be withdrawn save as provided under Rule 19.2 of the Takeovers Code which is described in further detail in “Appendix I – Further Terms of the Offers; Announcements” of the Offer Documents.
(2)	Please note that although the US Share Offer officially closes at 4:00 a.m. (New York time) on Tuesday, 26 June 2007, the Tender Agent’s business hours are from 9:00 a.m. to 5:00 p.m. (New York time).
(3)	The Offers will close at 4:00 p.m. (Hong Kong time) on Tuesday, 26 June 2007 (Hong Kong time) unless the Offeror extends the Offers in accordance with the Takeovers Code. Rule 14e-1(a) of the Exchange Act requires that a tender offer (such as the Offers) must be held open for at least 20 US Business Days (that is, longer than the 21 days required under the Takeovers Code) from the commencement of the tender offer (for US purposes this is from the date of despatch of the Offer Documents).
(4)	Although the Offeror does not intend to extend the Offers or provide a subsequent offering period, it reserves the right to do so in wholly exceptional circumstances, as provided in Rule 18.2 of the Takeovers Code, namely in the event of a higher competing offer or the improved offer being recommended by the Board.
(5)	Pursuant to the Takeovers Code, payment will be made as soon as possible but in any event within 10 days after the date of receipt by the Registrar (in the case of the Share Offer) or the company secretary of the Company (in the case of the Option Offer) of the requisite documents from the AsiaSat Shareholders and the Optionholders accepting the Share Offer or the Option Offer. Under the US Share Offer, payment for the amount due to the AsiaSat Shareholder or ADS Holder under the US Share Offer will be made within 10 days of the Closing Date.

Shareholders should note that the above timetable is subject to change. Further announcement(s) will be made in the event that there is any change. All time references refer to Hong Kong time unless otherwise stated.

AsiaSat Shareholders, ADS Holders, Optionholders and/or potential investors in AsiaSat are advised to exercise caution when dealing in AsiaSat Shares, ADSs and/or Options.

The Offeror and AsiaSat hereby remind their respective associates of the dealing restrictions under the Takeovers Code and to disclose their permitted dealings, if any, in any securities of AsiaSat.

By order of the board of directors	By order of the Board
ASIACO ACQUISITION LTD.	ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED
Mi Zeng Xin and Ronald J. Herman, Jr.	Peter Jackson
Directors	Chief Executive Officer

Hong Kong, 23 May 2007

As at the date of this announcement, the board of directors of the Offeror comprises Mi Zeng Xin, Ronald J. Herman, Jr., Ju Wei Min, Ko Fai Wong, Nancy Ku and Mark Chen.

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the AsiaSat Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the AsiaSat Group) have been arrived at after due and careful consideration and there are no facts (other than those relating to the AsiaSat Group) not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the AsiaSat Board comprises Peter Jackson and William Wade as executive directors, Mi Zeng Xin, Ding Yu Cheng, Ronald J. Herman, Jr., John F. Connelly, Mark Chen, Nancy Ku, Ju Wei Min and Ko Fai Wong as non-executive directors, and Chen Kwan Yiu Edward, Sze Tsai To Robert and James Watkins as independent non-executive directors.

The directors of AsiaSat jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (in relation to the information relating to the AsiaSat Group only) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (in relation to the information relating to the AsiaSat Group only) have been arrived at after due and careful consideration and there are no facts (in relation to the information relating to the AsiaSat Group only) not contained in this announcement, the omission of which would make any statements in this announcement misleading.